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                                                                     EXHIBIT 8.2

                             DUNN SWAN & CUNNINGHAM
                           A PROFESSIONAL CORPORATION
                        ATTORNEYS AND COUNSELLORS AT LAW
                               2800 OKLAHOMA TOWER
                                 210 PARK AVENUE
                       OKLAHOMA CITY, OKLAHOMA 73102-5604


                                                                   405. 235.8318
                                                         FACSIMILE 405. 235.9605



                              November    , 1998

                                     [Draft]

Laboratory Specialists of America, Inc.
101 Park Avenue, Suite 810
Oklahoma City, Oklahoma 73102

Ladies and Gentlemen:

         We have acted as counsel to Laboratory Specialists of America, Inc., an Oklahoma corporation (the "Company"), in connection with the proposed merger (the "Merger") of Kroll-O'Gara Oklahoma, Inc. ("Merger-Sub"), an Oklahoma corporation and a wholly owned subsidiary of The Kroll-O'Gara Company, an Ohio Corporation ("Parent"), pursuant to and in accordance with the Agreement and Plan of Merger dated as of October 21, 1998, by and among Parent, Merger Sub and the Company (the "Merger Agreement"). In connection with the Merger and as required by the Merger Agreement, we have been requested to render our opinion regarding the federal income tax consequences respecting the Company and its shareholders.

         For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus included in the registration statement on Form S-4 (the "Registration Statement"), as amended, filed by Parent with the Securities and Exchange Commission (the "Proxy Statement/Prospectus"), and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion, we have relied upon certain statements and representations made by the Company and Parent (the "Certified Representations"), which we have neither investigated nor verified. In addition, we have assumed that all such statements and representations are true, correct, complete, and not breached, and that no actions that are inconsistent with such statements and representations will be taken. We have also assumed that all representations made "to the best knowledge of" any person will be true, correct, and complete as if made without such qualification.

         In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statements/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); (ii) the Merger will qualify as a merger under the Oklahoma General Corporation Act;
(iii) each of the Company, Parent, and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder; and (iv)

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DUNN SWAN & CUNNINGHAM
A PROFESSIONAL CORPORATION
ATTORNEYS AND COUNSELLORS AT LAW
Laboratory Specialists of America, Inc.
November     , 1998
Page 2



the Merger Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service (the "IRS") by the Company, Parent, or Merger Sub as to the United States federal income tax consequences of any aspect of the Merger. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.

         Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable United States federal income tax law, that the Merger will constitute a reorganization within meaning of Section 368 of the Code. In addition, the statements contained in the section of the Proxy Statement/Prospectus captioned "The Merger -- United States
Federal Income Tax Consequences" constitute our opinion as to the material United States income tax consequences of the exchange of the Company Common Stock for the Parent Common Stock (as such terms are defined in the Merger Agreement) pursuant to the Merger.

         No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any transactions under any state or local law of a state or local jurisdiction within the United States or under any other United States federal law other than United States federal income tax law. Furthermore, our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any change after the Effective Time (as defined in the Merger Agreement) in federal income tax law or administrative practice that may affect our opinion, unless we are specifically requested in writing to do so.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the captions "The Merger -- Certain United States Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement/Prospectus which is a part of the Registration Statement. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by
Section 7 of such Act.

         This opinion has been delivered to you as contemplated by the Merger Agreement and for the purpose of being included as an exhibit to the Registration Statement and is intended solely for your benefit.




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DUNN SWAN & CUNNINGHAM
A PROFESSIONAL CORPORATION
ATTORNEYS AND COUNSELLORS AT LAW
Laboratory Specialists of America, Inc.
November     , 1998
Page 3

                                                      Very truly yours,

                                                     /S/DUNN SWAN & CUNNINGHAM